H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the J.P. Morgan Large - Cap Dynamic Blend ℠ 5 Index (the “Index”). The Index attempts to provide a dynamic rules - based allocation to the J.P. Morgan US Large Cap Equities Futures Index (the “Equity Constituent”) and the J.P. Morgan 2Y US Treasury Futures Index (the “Bond Constituent” and, together with the Equity Constituent, the “Portfolio Constituents”) while targetin g a level volatility of 5.0%. The Index tracks the return of (a) a notional dynamic portfolio consisting of the Equity Constituent and the Bond Cons tit uent, less (b) the daily deduction of 0.50% per annum. Each futures contract underlying a Portfolio Constituent as of a particular time is refe rre d to as an “Underlying Futures Contract.” The Equity Constituent is an excess return index that tracks the return of a notional rolling fu tures position in futures contracts on the S&P 500 ® Index. The Bond Constituent is an excess return index that tracks the return of a notional rolling futures position in futures contracts on 2 - Year U.S. treasury notes. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: J.P. Morgan Large - Cap Dynamic Blend SM 5 Index Index Ticker: JPUSSDB5 <Index> Participation Rate: 150.00% Interest Rate: At least 3.35%* per annum with respect to the first three years of the term of the notes. No interest will be payable with respect to the final year of the term of the note. Initial Value: The closing level of the Index on the Pricing Date Final Value: The closing level of the Index on the Observation Date Index Return: (Final Value – Initial Value) / Initial Value Pricing Date: January 31, 2023 Interest Payment Dates: Annual, for the first three years of the term of the notes. Observation Date: February 1, 2027 Maturity Date: February 4, 2027 CUSIP: 48133TJY2 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133TJY2 / doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1 ,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. Return Profile The notes pay interest annually for the first three years of the term of the notes. If the Final Value is greater than the I nit ial Value, at maturity, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multip lie d by the Participation Rate. You will receive no interest payment on the Maturity Date. If held to maturity, you will receive a full repayment of principal on your notes, even if the Index declines, subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan C has e & Co. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Value Index Return Total Return on the Notes 165.00 65.00% 97.50% 150.00 50.00% 75.00% 140.00 40.00% 60.00% 130.00 30.00% 45.00% 120.00 20.00% 30.00% 110.00 10.00% 15.00% 105.00 5.00% 7.50% 101.00 1.00% 1.50% 100.00 0.00% 0.00% 95.00 - 5.00% 0.00% 90.00 - 10.00% 0.00% 80.00 - 20.00% 0.00% 60.00 - 40.00% 0.00% 40.00 - 60.00% 0.00% 20.00 - 80.00% 0.00% 0.00 - 100.00% 0.00% 4yr J.P. Morgan Large - Cap Dynamic Blend SM 5 Index Notes North America Structured Investments * To be determined on the Pricing Date, but not less than 3.35% per annum. **Reflects a Participation Rate of 150% for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns apply only at maturity. These hypotheticals do not reflect fees or exp enses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown ab ove would likely be lower. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospec tus supplement or the prospectus. Any representation to the contrary is a criminal offense. Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 3 - II dated November 4, 2020 and the underlying supplement no. 17 - I dated September 30, 2022 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated December 30, 2022 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks (continued) • The Index, which was established on March 2, 2022, and the Portfolio Constituents, which were established on December 22, 2020, have limited operating histories and may perform in unanticipated ways. • The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. • The notes are subject to risks associated with fixed - income securities (including interest rate - related risks and credit risk). • No rights to the futures contracts underlying the Portfolio Constituents. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superse ded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein an d a ny such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on s uch information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these m att ers. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 4yr J.P. Morgan Large - Cap Dynamic Blend ℠ 5 Index Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Selected Risks • The notes may not pay more than the principal amount at maturity. • Our affiliate, JPMS , the index sponsor and the index calculation agent of the Index and each Portfolio Constituent, may have interests that conflict with yours and may adjust the Index or each Portfolio Constituent in a way that affects its level. • The level of the Index will include a 0.50% per annum daily deduction. • The Index may not be successful, may not outperform any alternative strategy and may not approximate its target volatility of 5.0%. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The Index may be significantly uninvested. • The Index may be more heavily influenced by the performance of the Equity Constituent than the performance of the Bond Constituent in general over time. • A significant portion of the Index’s exposure may be allocated to the Bond Constituent. • The investment strategy used to construct the Index involves daily adjustments to its notional exposure to its Portfolio Constituents. • There is no assurance that the strategy employed by the Equity Constituent will be successful. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index, the reference index underlying the Underlying Futures Contracts of the Equity Constituent. • The returns of the Constituents may offset each other or become correlated in decline. • A Portfolio Constituent may be replaced by a substitute constituent or futures contract if certain extraordinary events occur. • Each Portfolio Constituent is subject to significant risks associated with the Underlying Futures Contracts. • Suspension or disruptions of market trading in the Underlying Futures Contract may adversely affect the value the of your notes. • An increase in the margin requirements for the Underlying Futures Contract included in the Portfolio Constituents may adversely affect the level of that Portfolio Constituent. • The Index may in the future include Underlying Futures Contracts that are not traded on regulated futures exchange. • Negative roll returns associated with the Underlying Futures Contracts constituting the Portfolio Constituents may adversely affect the performance of the Portfolio Constituents and the value of the notes.